Exhibit 5.1

53rd at Third 885 Third Avenue New York, New York 10022-4834 Tel: (212) 906-1200 Fax: (212) 751-4864 www.lw.com FIRM / AFFILIATE OFFICES
March 31, 2006	Brussels Chicago Frankfurt Hamburg Hong Kong London Los Angeles Milan Moscow Munich New Jersey	New York Northern Virginia Orange County Paris San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Hawaiian Telcom Communications, Inc.

1177 Bishop Street

Honolulu, Hawaii 96813

Re:	Registration Statement No. 333-131152; $150,000,000 Aggregate Principal Amount of Senior Floating Rate Notes due 2013, $200,000,000 Aggregate Principal Amount of 9 3/4% Senior Fixed Rate Notes due 2013 and $150,000,000 Aggregate Principal Amount of 12 1/2% Senior Subordinated Notes due 2015

Ladies and Gentlemen:

We have acted as special counsel to Hawaiian Telcom Communications, Inc., a Delaware corporation (the “Company”), in connection with the issuance by the Company of $150,000,000 aggregate principal amount of the Company’s Senior Floating Rate Notes due 2013 (the “Floating Rate Notes”), $200,000,000 in aggregate principal amount of the Company’s 9 3/4% Senior Fixed Rate Notes due 2013 (the “Fixed Rate Notes” and, together with the Floating Rate Notes, the “Senior Notes”) and $150,000,000 in aggregate principal amount of the Company’s 12 1/2% Senior Subordinated Notes due 2015 (the “Subordinated Notes” and, together with the Senior Notes, the “Securities”), and the guarantees of the Securities (the “Guarantees”) by Hawaiian Telcom Services Company, Inc. (the “Delaware Guarantor”) and by Hawaiian Telcom, Inc. (the “Non-Delaware Guarantor” and, together with the Delaware Guarantor, the “Guarantors”), under an indenture for the Senior Notes, dated as of May 2, 2005 (the “Senior Note Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”) and an indenture for the Subordinated Notes, dated as of May 2, 2005 (the “Subordinated Note Indenture” and, together with the Senior Note Indenture, the “Indentures”), among the Company, the Guarantors and the Trustee, and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 19, 2006 (File No. 333-131152), as amended on March 31, 2006 (as amended, the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or prospectus contained therein, other than as to the enforceability of the Securities and Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the

March 31, 2006

foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the internal laws of the State of New York and the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various issues concerning the laws of the State of Hawaii are addressed in the opinion of Morihara Lau & Fong LLP, which has been separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusion expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

(1) The Securities have been duly authorized by all necessary corporate action of the Company and, when executed, issued, authenticated and delivered by or on behalf of the Company in accordance with the Indentures in the manner contemplated by the Registration Statement and the Registration Rights Agreement, dated as of May 2, 2005 (the “Registration Rights Agreement”) among the Company, the Guarantors and Goldman Sachs & Co, for itself and on behalf of J.P. Morgan Securities Inc., Lehman Brothers Inc., ABN Amro Incorporated and Wachovia Capital Markets, LLC, the Securities will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(2) The Guarantee of the Delaware Guarantor has been duly authorized by all necessary corporate action of the Delaware Guarantor and, when the Securities have been duly executed, issued, authenticated and delivered by or on behalf of the Company in accordance with the Indentures in the manner contemplated by the Registration Statement and the Registration Rights Agreement, each of the Guarantees will be the legally valid and binding obligations of the respective Guarantor, enforceable against the respective Guarantor in accordance with its terms.

The opinions rendered in paragraph 1 and 2 relating to the enforceability of the Securities and the Guarantees, respectively, are subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (d) we express no opinion concerning the enforceability of (i) the waiver of rights or defenses contained in Section 6.12 of

March 31, 2006

the Indentures; or (ii) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

With your consent, we have assumed (a) that the Indentures have been duly authorized, executed and delivered by, and constitute legally valid and binding obligations of, the Trustee and the Non-Delaware Guarantor, enforceable against each of them in accordance with their terms, and (b) that the status of the Indentures, the Securities and the Guarantees as legally valid and binding obligations of the respective parties thereto are not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the prospectus contained therein under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP